UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 18, 2005

CoBiz Inc.

(Exact name of registrant as specified in its charter)

Commission file number 000-24445

Colorado	84-0826324
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

821 17th Street Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-2265

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 11, 2005, the Company adopted the CoBiz Inc. Supplemental Executive Retirement Plan (“SERP”), effective as of January 1, 2004. The purpose of the SERP is to provide supplemental retirement and disability benefits for a select group of management to be designated from time to time by management and approved by a Committee of the Board of Directors.  Under the terms of the SERP, participants shall be entitled to an annual supplemental retirement benefit of up to one-half of their average annual compensation as defined in the SERP, prorated based on their years of participation in the SERP, for a period of ten years. Benefits under the SERP vest at the rate of 20 percent for each year of service. For that purpose, a year of service means 12 months of continuous employment after the commencement of participation in the SERP.  The benefit is payable either monthly over 10 years or in a lump sum equal to the actuarially adjusted present value of the right to receive those monthly payments.  Vesting is accelerated upon the disability of the participant or a change of control of the Company.  The following officers have currently been designated as participants of the plan:  Chairman of the Board and Chief Executive Officer, Vice Chairman of the Board, President, Executive Vice President and CFO and Executive Vice President and Chief Credit Officer of the Company’s wholly-owned subsidiary,  CoBiz Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Inc.
(Registrant)

/s/	Lyne B. Andrich
Lyne B. Andrich

Executive Vice President and Chief Financial Officer

Date: February 18, 2005